Exhibit 10.19

December 7, 2020

Peter Fromen

18 Stukeley St., Flat 5

London

WC2B 5LR

United Kingdom

Dear Peter,

On behalf of Pacific Biosciences of California, Inc. (the “Company”), I am pleased to offer you a position at the Company as Chief Commercial Officer.  You will report to the Chief Executive Officer.  You will be based in the United Kingdom (the “UK”) for an initial period of up to 12 months, following which you will relocate to work at the Company's offices in the United States (the “US”) in Menlo Park, California.

The Company is still considering the structure of your employment in the first 12 months (either being employed directly by Pacific Biosciences UK, Limited ("PacBio UK") or being employed by the Company and seconded to work on assignment with PacBio UK.   We will be in touch shortly to confirm the approach to you, but in the meantime I am writing to confirm the key terms of the offer.

You will receive a salary of $425,000 annually, paid twice monthly while in the US, and monthly in arrears while in the UK, in each case less appropriate deductions.

You will be eligible for a one-time signing bonus of $125,000 (the “Sign-On Bonus”), to be paid in your first full payroll cycle paycheck, less appropriate deductions and in accordance with the Company’s customary payroll procedures (the “Sign-On Bonus”). If you resign from your employment with the Company for any reason prior to completing 12 months of continuous employment, you hereby agree to repay a pro-rata portion of the gross Sign-On Bonus (based on a 365 day year less the number of days you were employed by the Company) within 10 days after your employment termination date. We may deduct any Sign-On Bonus you are required to re-pay from any monies owed by the Company to you.

You will also be eligible to participate in The Employee Incentive Bonus Plan (the “Bonus Plan”) with a target of 50% of your base salary (subject to the Company’s achievement of certain corporate goals and objectives). The details of the Bonus Plan are set forth in the Employee Handbook.  Any bonus payment you are awarded will be paid less appropriate deductions.

On repatriation to the US at the end of your assignment you will be eligible for repatriation benefits up to a total of $100,000 subject to deductions and the terms of, and in accordance with, the Company's Executive International Relocation Agreement, which will be provided to you in a separate agreement.

Subject to approval by the Company’s Board of Directors (the “Board”) and as otherwise described below, you will be granted (i) a nonstatutory stock option (the “Option”) to purchase a total of 320,000 shares of the Company’s common stock (each a “Share” and, collectively, the “Shares”), having an exercise price per Share equal to the fair market value of a Share on the date of grant, and (ii) an award of restricted stock units covering 160,000 Shares (the “RSUs”).

The effectiveness of the Option will be subject to your being employed by the Company on the date of grant.  The specific terms of the Option will be determined by the Board and will be subject to the terms and conditions of the Company’s then-current Equity Incentive Plan (the “Plan”) and related agreements thereunder.  The Option will be scheduled to vest as to one-fourth (1/4th) of the Shares subject at grant to the Option on the one-year anniversary of your start date with the Company (the “Start Date”) and as to one forty-eighth (1/48th) of the Shares subject at grant to the Option each month thereafter on the same day of the month as the Start Date, provided that you remain employed with the Company through the applicable vesting date.  Any portion of the Option that has not vested as of the date of cessation of your continuous status as an employee of the Company will terminate as of the date of such cessation.

The RSU award will be subject to your being employed by the Company or a group company on the date of grant.  The specific terms of the RSU award will be determined when granted by the Board and will be subject to the Plan and the related agreements thereunder. The RSUs will be scheduled to vest as to one fourth (1/4th) of the Shares on each of the one (1), two (2), three (3) and four (4) year anniversaries of the date of grant, provided that you remain employed with the Company through the applicable vesting date.  Any portion of the award of RSUs that has not vested as of the date of cessation of your continuous status as an employee of the Company or a group company will terminate as of the date of such cessation.

You will be eligible to receive equity awards covering Shares pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants.  The Board will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

You will be subject to tax equalization in accordance with the Company's Tax Equalization Policy while based in the UK. Further details of your tax equalization are explained in the Company's Tax Equalization Policy.

Your normal place of work while based in the UK will be your home address in the UK from time to time, or such other place in the UK as the Company or PacBio UK may advise you and as the needs of the business or the proper performance of your duties may require.

Your employment while in the UK will be on the terms of any contract of employment or alternatively assignment letter, that we provide.  Where there is any dispute between the terms of this letter and that document, the provisions of that document shall take precedence.

You will also be offered our standard executive Change in Control Severance Agreement, subject to approval by the Compensation Committee of the Board, and our standard director/officer Indemnification Agreement, copies of which are attached.

We will be offering you a benefits package while you are based in the UK, which we can discuss separately in an additional assignment letter, and our standard benefits package available to employees in the US when you relocate to the US.  When you relocate to the United States you will be eligible for up to 15 days of vacation and 10 days of sick time per year, and you will receive designated Company holidays.   The terms of our time off with pay policies are outlined in our employee handbook.  The Company reserves the right to modify or terminate the benefit plans and programs it offers to its employees at any time.   During the first 12 months when you are working in the UK you will be eligible for 25 days' holiday plus the normal bank and public holidays applicable in the UK.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Your employment with the Company is for no specified period of time.  When you relocate to the United States your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at the Company any confidential information of your prior employers.

Your employment is also conditioned upon your agreement and execution of the attached Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Upon your acceptance of this offer (as evidenced by your return of a signed copy of this letter and the attached agreement to the Company), this letter agreement, the Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, the Change in Control Severance Agreement (if signed by you) and the Indemnification Agreement (if signed by you) together will constitute the complete agreement between you and the Company in respect of your employment when you are based in the United States, and it contains all of the terms of your employment with the Company in relation to that period of your employment, and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

To the extent permitted by applicable law, the Company may require current or new employees to submit to, and pass, a background check. Additionally, any employee authorized to drive a Company vehicle, or who is receiving a vehicle allowance, must provide a valid and current driver’s license and consent to a DMV, or international equivalent, check.

This offer outlines key terms applicable to our offer.  It is subject to and conditioned upon the Company obtaining immigration approvals enabling you to work in the UK.  It is also subject to the terms of the employment contract or if applicable, the assignment letter in respect of your period of employment when you are based in the UK, the Executive International Relocation Agreement and the Tax Equalization Policy.  As you have not yet seen these documents yet, I'm asking that you confirm if you accept the offer in principle; we can then finalize the terms once we have provided you with the additional documentation.

To accept our offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be January 8, 2021, subject to obtaining appropriate immigration approvals for you to work in the UK.

This offer of employment will terminate if it is not accepted, signed, and returned by midnight Pacific Time, December 14, 2020.

The Company is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to your joining us!

/s/Christian O. Henry

/s/ Christian O. Henry

Pacific Biosciences By: Christian O. Henry, President & Chief Executive Officer

I have read and accept this employment offer:

/s/ Peter Fromen	December 9, 2020

Peter Fromen Date